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Exhibit 3.13

Consent of The Sole Shareholder Of

Willis Corroon Corporation

        The undersigned, being the sole shareholder of Willis Corroon Corporation, a Delaware corporation, does hereby consent to the adoption of the following resolution:

    RESOLVED, that effective at the close of business on December 31, 1995, the resignation of Richard M. Miller as a Director of the Corporation be accepted; and further

    RESOLVED, that, effective January 1, 1996 the first sentence of Article III, Section 2 of the Corporation's By-laws be amended to read as follows:

      "The number of directors shall not be less than one (1) nor more than six (6), as may be fixed from time to time by resolution of the Shareholder or the Board of Directors."

    and further

    RESOLVED, that, effective January 1, 1996 the number of directors of the Corporation be and it hereby is fixed at six (6); and further

    RESOLVED, that, effective January 1, 1996 the Board of Directors of the Corporation shall be comprised of the following individuals, each to serve until the Annual Meeting of Stockholders and until the election of his successor:

        Thomas Colraine
        Charles D. Hamilton
        Brian D. Johnson
        Kenneth H. Pinkston
        Bart R. Schwartz
        Larry W. Taylor

DATED:        November 6, 1995

Willis Corroon Group plc

By	/s/ MICHAEL P. CHITTY Secretary

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Exhibit 3.13
Consent of The Sole Shareholder Of Willis Corroon Corporation